Exhibit 99.3

report of independent registered public accounting firm

To the Board of Directors and Stockholders of
Ceelox, Inc.

We have audited the accompanying balance sheets of Ceelox, Inc. (the “Company”) as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ceelox, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

ROTHSTEIN, KASS & COMPANY P.C.
Rothstein, Kass & Company P.C.

Roseland, New Jersey
February 12, 2010

CEELOX, INC.
BALANCE SHEETS

	September 30,	December 31,
	2009	2008	2007
	Unaudited	Audited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$44,657	$115,800	$52,328
Accounts receivable	513	6,666	45,978
Inventory	39,407	40,166	8,549
Prepaids and other current assets	15,855	8,275	8,275

Total current assets	100,432	170,907	115,130

Property and equipment, net	21,809	33,982	52,382
Software development costs, net	10,015	19,094	45,292
Patents and trademarks, net	113,127	125,310	128,788

Total assets	$245,383	$349,293	$341,592

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$211,828	$198,417	$160,837
Advances, related party	5,199,796	4,616,205	1,325,973
Convertible note payable, related party	363,621	342,287	315,636
Convertible note payable - bridge loan	92,789
Other current liabilities			2,000

Total current liabilities	5,868,034	5,156,909	1,804,446

Commitments and contingencies

STOCKHOLDERS' DEFICIT

Preferred stock, $.0001 par value, 5,000,000 undesignated shares authorized; none issued and outstanding

Common stock; $.0001 par value: Authorized 250,000,000 shares; Issued 84,181,641 shares at September 30, 2009, 75,303,863 shares at December 31, 2008 and 74,053,863 shares at December 31, 2007 and outstanding 82,774,641 shares at September 30, 2009, 73,896,863 shares at December 31, 2008 and 72,646,863 shares at December 31, 2007	8,418	7,530	7,405
Additional paid in capital	15,261,708	14,790,118	14,652,228
Accumulated deficit	(20,832,777)	(19,545,264)	(16,062,487)
Treasury stock, 1,407,000 shares at cost	(60,000)	(60,000)	(60,000)

Total stockholders' deficit	(5,622,651)	(4,807,616)	(1,462,854)

Total liabilities and stockholders' deficit	$245,383	$349,293	$341,592

See NOTES TO FINANCIAL STATEMENTS

CEELOX, INC.
STATEMENTS OF OPERATIONS

	For the Nine Months Ended		For the Years Ended
	September 30,		December 31,
	2009	2008	2008	2007
	Unaudited	Unaudited	Audited	Audited
Revenue:

Hardware and software	$2,692	$13,637	$13,637	$64,795
Licensing	49,966	51,017	51,017	70,846
Contract revenue	24,179	11,753	24,360
Total revenue	76,837	76,407	89,014	135,641

Operating costs and expenses:
Cost of hardware sales	19,274	35,158	40,783	79,463
Payroll and related benefits	485,892	1,234,791	1,759,883	1,569,565
Consulting	454,268	232,755	253,268	119,214
Marketing, general and administrative	227,758	605,288	738,445	971,195
Depreciation and amortization	37,075	48,525	64,700	79,813
Research and development			33,380	19,680
Total costs and expenses	1,224,267	2,156,517	2,890,459	2,838,930

Operating loss	(1,147,430)	(2,080,110)	(2,801,445)	(2,703,289)

Other income (expense):
Interest and amortization of financing fees	(140,626)	(558,410)	(681,337)	(1,272,360)
Other income	543	6	5
Total other expense	(140,083)	(558,404)	(681,332)	(1,272,360)
Net loss	$(1,287,513)	$(2,638,514)	$(3,482,777)	$(3,975,649)

Basic and diluted loss per share	$(0.02)	$(0.04)	$(0.05)	$(0.09)

Weighted average shares basic and diluted	78,371,904	73,508,585	73,606,452	43,101,432

* Includes stock-based compensation:
Payroll and related benefits	$63,198	$63,199	$84,265	$16,201
Consulting	$49,500
Marketing, general and administrative		$53,750	$53,750	$120,552

See NOTES TO FINANCIAL STATEMENTS

CEELOX, INC.
STATEMENTS OF STOCKHOLDERS' DEFICIT

			Additional
	Number of		Paid in	Treasury	Accumulated
	Shares	Amount	Capital	Stock	Deficit	Total
Balance at December 31, 2006	11,766,391	$1,176	$6,726,159	$(60,000)	$(12,086,838)	$(5,419,503)

Issuance of common stock and 500,000 of warrants for consulting services	750,000	75	119,175			119,250

Issuance of common stock through subscription	6,285,714	629	439,371			440,000

Issuance of shares for exercise of put liability including 5,000,000 warrants	30,000,000	3,000	3,327,000			3,330,000

Common stock issued and 12,000,000 warrants issued as additional financing fees for debt modification	4,360,000	436	866,692			867,128

Issuance of common stock and 20,891,758 warrants for conversion of convertible notes payable	20,891,758	2,089	3,131,675			3,133,764

Repricing of previously issued financing fee warrants			24,653			24,653

Stock based compensation			16,201			16,201

Issuance of 150,000 warrants for services			1,302			1,302

Net loss for 2007					(3,975,649)	(3,975,649)

Balance at December 31, 2007	74,053,863	$7,405	$14,652,228	$(60,000)	$(16,062,487)	$(1,462,854)

Issuance of common stock for consulting services	1,250,000	125	53,625			53,750

Stock based compensation			84,265			84,265

Net loss for 2008					(3,482,777)	(3,482,777)

BALANCE at December 31, 2008	75,303,863	$7,530	$14,790,118	$(60,000)	$(19,545,264)	$(4,807,616)

Issuance of common stock through subscription (unaudited)	7,777,778	778	349,222			350,000

Issuance of common stock for consulting services (unaudited)	1,100,000	110	49,390			49,500

Discount on issuance of convertible bridge note (unaudited)			9,780			9,780

Stock based compensation (unaudited)			63,198			63,198

Net loss September 30, 2009 (unaudited)					(1,287,513)	(1,287,513)

BALANCE at September 30, 2009 (unaudited)	84,181,641	$8,418	$15,261,708	$(60,000)	$(20,832,777)	$(5,622,651)

See NOTES TO FINANCIAL STATEMENTS

CEELOX, INC.
STATEMENTS OF CASH FLOWS

	For the Nine Months Ended		For the Years Ended
	September 30,		December 31,
	2009	2008	2008	2007
	Unaudited	Unaudited	Audited	Audited
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(1,287,513)	$(2,638,514)	$(3,482,777)	$(3,975,649)
Adjustments to reconcile net loss to net cash used in operating activities:

Stock compensation expense to consultants and employees	112,698	116,949	138,015	136,753
Amortization of deferred finance fees				891,781
Interest related to debt conversion				101,615
Depreciation of equipment	15,811	17,147	22,863	21,233
Amortization of software development costs, patents and trademarks	21,264	31,378	41,837	58,580
Effect on cash of changes in operating assets and liabilities:
Accounts receivable	6,153	39,312	39,312	(42,878)
Inventory	759	(31,413)	(31,617)	(9,447)
Prepaids and other current assets	(7,580)
Accounts payable, accrued liabilities and all other current liabilities	13,410	(51,763)	35,580	(15,718)
Accrued interest	140,620	561,768	684,698	278,402

NET CASH USED IN OPERATING ACTIVITIES	(984,378)	(1,955,136)	(2,552,089)	(2,555,328)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property equipment	(3,638)	(1,212)	(4,463)	(6,934)
Costs incurred for patent and software development		(12,719)	(12,161)	(80,526)
NET CASH USED BY INVESTING ACTIVITIES	(3,638)	(13,931)	(16,624)	(87,460)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	350,000			440,000
Proceeds from issuance of convertible notes payable from related party				1,154,078
Advances from related party	466,873	1,982,923	2,632,185	1,060,778
Proceeds from issuance of convertible notes payable - bridge loan	100,000
Payments on capital leases				(9,562)
NET CASH PROVIDED BY FINANCING ACTIVITIES	916,873	1,982,923	2,632,185	2,645,294

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(71,143)	13,856	63,472	2,506
CASH AND CASH EQUIVALENTS:
Beginning of period	115,800	52,328	52,328	49,822
End of period	$44,657	$66,184	$115,800	$52,328

Supplemental disclosure of non-cash investing and financing
activities

Common stock and warrants issued as financing fees				$891,781
Conversion of notes payable				$3,133,764
Issuance of shares for the exercise of put liability				$3,330,000

See NOTES TO FINANCIAL STATEMENTS

CEELOX, INC.
NOTES TO FINANCIAL STATEMENTS

1.           Nature of Business

Ceelox Inc. (the “Company”, “Ceelox”, or “Ceelox Inc.”) was incorporated in the State of Florida and commenced operations on September 17, 2003. The Company was a development stage enterprise through December 31, 2006 (see Note 3) and is engaged principally in the development of security software products with the use of biometrics. The Company offers software solutions and devices that deliver biometric identity-based user access authentication, verification, and data and email encryption.  We believe that any application, system or data that would benefit from strong access control is improved by the Company’s products.

The Company’s biometric authentication provides strong protection against identity theft, and our solutions also meet regulatory requirements for two-factor authentication.

2.           Summary of Significant Accounting Policies

Unaudited Interim Financial Information

The interim financial information as of September 30, 2009 and for the nine months ended September 30, 2009 and September 30, 2008 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ended December 31, 2009.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The amounts reported for cash equivalents, account receivables, unbilled receivables, accounts payable, and accrued liabilities are considered to approximate fair values based upon comparable market information available at the respective balance sheet dates. The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157 effective January 1, 2008 for financial assets and liabilities measured on a recurring basis. SFAS No. 157 applies to all financial assets and financial liabilities that are being measured and reported on a fair value basis and requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The Company has not elected the fair value option for financial instruments not already carried at fair value.

Cash and Cash Equivalents

Cash equivalents are highly liquid investments with original maturity of three months or less at the date of purchase. The Company maintains its cash balances with high quality financial institutions and has not experienced any material losses.

Accounts Receivable and Allowance for Doubtful Accounts

The Company carries its accounts receivable at cost less an allowance for doubtful accounts. Ceelox Inc.’s allowance for doubtful accounts is determined using a combination of factors to ensure that Ceelox Inc.’s trade and unbilled receivables balances are not overstated due to uncollectibility. The Company performs ongoing customer credit evaluation within the context of the industry in which it operates, does not require collateral, and maintains allowances for potential credit losses on customer accounts when deemed necessary. A specific allowance for a doubtful account up to 100% of the invoice will be provided for any problematic customer balances. Delinquent account balances are written-off after management has determined that the likelihood of collection is not possible. For all periods presented, Ceelox Inc. had no allowance for doubtful accounts.

CEELOX, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.           Summary of Significant Accounting Policies (continued)

Inventory

Inventories consist of computer equipment merchandise that is in its finished form and ready for sale to end-user customers. Inventories are recorded at the lower of average cost or market. In-bound freight-related costs from our vendors are included as part of the net cost of merchandise inventories. Other costs associated with acquiring, storing and transporting merchandise inventories are expensed as incurred. Our inventories are acquired and carried for retail sale and, accordingly, the carrying value is susceptible to, among other things, market trends and conditions and overall customer demand. We use our best estimates of all available information to establish reasonable inventory quantities. However, these conditions may cause our inventories to become obsolete and/or excessive. We review our inventories periodically for indications that reserves are necessary to reduce the carrying values to the lower of cost or market values. For all periods presented, Ceelox Inc. determined that no reserves were necessary.

Property and Equipment

Computer equipment, computer software and furniture and fixtures are stated at cost and depreciated on a straight-line basis over an estimated useful life of five years. Upon disposal, assets and related accumulated depreciation are removed from the accounts and the related gain or loss is included in results from operations.

Software Development Costs, Patents and Trademarks

The Company capitalizes certain direct software development costs based upon stages of development. Capitalization of software development costs begins upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. Capitalization ceases upon the products market introduction.  Amortization of software development cost is computed on an individual product basis on the straight-line method over the estimated economic life ranging from three to five years, and begins when a product is available for general release to customers.

Patents and trademarks costs consist of internal and external costs relating to the filing patents and costs of licensing trademarks. Patent and trademark costs are recorded at cost and amortized on a straight-line basis over ten years, the expected period of future utility and economic benefit.

Impairment of Long-Lived Assets and Other Intangible Assets

Ceelox Inc. evaluates the recoverability of long-lived assets with finite lives in accordance with SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets”. Intangible assets, including purchased technology and other intangible assets, are carried at cost less accumulated amortization. Finite-lived intangible assets are being amortized on a straight-line basis over their estimated useful lives of five to ten years. SFAS No. 144 requires recognition of impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value amount of an asset may not be recoverable. An impairment charge is recognized in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. A significant impairment of finite-lived intangible assets could have a material adverse effect on Ceelox Inc.’s financial position and results of operations. For all periods presented, Ceelox Inc. determined that no impairment charges were incurred.

Revenue Recognition

Overview

We recognize revenue when persuasive evidence of an arrangement exists, we have delivered the product or performed the service, the fee is fixed or determinable and collection is reasonably assured. If any of these criteria are not met, we defer recognizing the revenue until such time as all criteria are met. Determination of whether or not these criteria have been met may require us to make judgments, assumptions and estimates based upon current information and historical experience.

CEELOX, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.           Summary of Significant Accounting Policies (continued)

Ceelox markets its software products direct to commercial customers, to Value Added Resellers and Systems Integrators and to Original Equipment Manufacturers (“OEM”).  Revenue may have four components: 1) license software revenue which provides a right to use Ceelox software products on a per seat/client or per server basis for an unlimited period; 2) software maintenance 3) hardware, such as fingerprint readers and flash memory devices and 4) professional services, primarily installation support. The Company also performs custom software development on a limited basis when necessary to support significant account or revenue opportunities.

Ceelox has developed suggested retail pricing for all revenue components which include volume related discounting where appropriate.  In addition the Company may negotiate prices on an individual case basis for significant volume or significant account opportunities.

Hardware and Software Revenue
The Company recognizes hardware revenue upon invoicing.  Invoicing is triggered upon shipping.  In products that have a hardware and software component that is not broken out in the Company’s pricing, such as with Ceelox Portable Vault that includes hardware in the form of flash memory, the Company considers the value of the hardware to be de minimis and records the sale under the Software/Hardware classification.

Software License Revenue
License software revenue is recognized at the time of invoicing.  Invoicing is timed with shipment or delivery of licensed software.  The Company warrants that its software is free from material defects and will replace any defective products with a functional replacement.

Maintenance includes customer access to and right to software bug fixes and new releases of the company’s software.  These releases are made available to customers who download releases at their discretion.  The Company’s licensed software includes first-year maintenance.  Subsequent year maintenance is offered, at a percentage of the initial software license revenue, on an annual basis on the anniversary of the original purchase date.  When deemed material, this revenue is amortized over the life of the license agreement on a straight-line basis.

Contract Revenue
Professional Services: Our customers occasionally request professional services support related to server installation support.  The Company recognizes professional services revenue at the time the support is provided.  Billing is on a rate per day basis.

Custom Software Development: Revenues from multi-element arrangements are allocated to the individual elements based upon relative fair values using vendor-specific objective evidence of fair value. Revenues received from customers where all revenue recognition criteria have not been established are deferred until such criteria have been achieved.

Research and Development

The Company expenses research and development costs as they are incurred.

Advertising and marketing costs

The company expenses advertising and marketing costs as they are incurred. Such costs for the nine months ended September 30, 2009 and 2008 amounted to $19,884 and 173,807 respectively and for the years ended December 31, 2008 and 2007 amounted to $199,574 and $405,156, respectively.

Stock-Based Compensation and Equity Incentive Plans

For the nine months ended September 30, 2009 and 2008; and the years ended December 31, 2008 and 2007, the Company maintained a stock plan covering  equity grants including stock options and warrants. (See Note 12, “Equity Incentive Plans and Stock-Based Compensation,” for a detailed description of the Company’s plans.)

CEELOX, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.           Summary of Significant Accounting Policies (continued)

Stock-Based Compensation and Equity Incentive Plans (continued)

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”. SFAS No. 123(R) requires the measurement and recognition of compensation expense in the Company’s statement of operations for all share-based payment awards made to Ceelox Inc. employees, directors and consultants including employee stock options, non-vested equity stock and equity stock units, and employee stock purchase grants. Stock-based compensation expense is measured at grant date, based on the estimated fair value of the award, reduced by an estimate of the annualized rate of expected forfeitures, and is recognized as expense over the employees’ expected requisite service period, generally using the straight-line method. In addition, SFAS No. 123(R) requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow as prescribed under previous accounting rules. The Company selected the modified prospective method of adoption, which recognizes compensation expense for the fair value of all share-based payments granted after January 1, 2006 and for the fair value of all awards granted to employees prior to January 1, 2006 that remain unvested on the date of adoption. This method did not require a restatement of prior periods. However, awards granted and still unvested on the date of adoption are attributed to expense under SFAS No. 123(R), including the application of a forfeiture rate on a prospective basis. Ceelox Inc.’s forfeiture rate represents the historical rate at which Ceelox Inc.’s stock-based awards were surrendered prior to vesting. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised on a cumulative basis, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Computation of (Loss) Per Share

Basic earnings (loss) per share is calculated by dividing the earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing the earnings (loss) by the weighted average number of common shares and potentially dilutive securities outstanding during the period. Potentially dilutive common shares consist of incremental common shares issuable upon exercise of stock options, warrants and shares issuable upon the conversion of convertible notes. The dilutive effect of the convertible notes is calculated under the if-converted method. The dilutive effect of outstanding shares is reflected in diluted earnings per share by application of the treasury stock method. This method includes consideration of the amounts to be paid by the employees, the amount of excess tax benefits that would be recognized in equity if the instruments were exercised and the amount of unrecognized stock-based compensation related to future services. No potential dilutive common shares are included in the computation of any diluted per share amount when a loss is reported. Accordingly, we did not include 144,558,056 of potentially dilutive warrants and convertible debt instruments at September 30, 2009. Additionally, we did not include 133,732,258 and 75,061,582 of potentially dilutive warrants and convertible debt instruments at December 31, 2008 and 2007 respectively.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 168, “The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles-a replacement of FASB Statement No. 162 (“SFAS 168”)”. The statement confirmed that the FASB Accounting Standards Codification (the “Codification”) will become the single official source of authoritative U.S. GAAP (other than guidance issued by the SEC), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (“EITF”), and related literature. After that date, only one level of authoritative U.S. GAAP will exist. All other literature will be considered non-authoritative. The Codification does not change U.S. GAAP; instead, it introduces a new structure that is organized in an easily accessible, user-friendly online research system. The Codification, which changes the referencing of financial standards, becomes effective for interim and annual periods ending on or after September 15, 2009. We will apply the Codification beginning in the third quarter of fiscal 2009. The adoption of SFAS 168 is not expected to have any substantive impact on our financial statements or related footnotes.

In May 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 165, “Subsequent Events” (“SFAS 165”). This standard is intended to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, this standard sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements,

CEELOX, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.           Summary of Significant Accounting Policies (continued)

the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  SFAS 165 is effective for fiscal years and interim periods ended after June 15, 2009 and will be applied prospectively. We adopted SFAS 165 during the second quarter of 2009, and its adoption did not have a material impact on our results of operations and financial position.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 162, “The Hierarchy of General Accepted Accounting Principle.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. This statement shall be effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With General Accepted Accounting Principles.” The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

In May 2008, the FASB issued FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”), which clarifies the accounting for convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement. FSP APB 14-1 specifies that an issuer of such instruments should separately account for the liability and equity components of the instruments in a manner that reflect the issuer’s non-convertible debt borrowing rate when interest costs are recognized in subsequent periods. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008, and retrospective application is required for all periods presented. The Company is currently evaluating the potential impact of the adoption of FSP APB 14-1 on its previously issued financial statements. The Company does not expect to record any non-cash interest expense related to its outstanding convertible debt instruments resulting from the implementation of this standard.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing the renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS 142, “Goodwill and Other Intangible Assets.” FSP FAS 142-3 also requires expanded disclosure related to the determination of intangible asset useful lives. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. Earlier adoption is not permitted. The Company is currently evaluating the potential impact the adoption of FAS FSP 142-3 will have on its financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations.” This Statement replaces SFAS No. 141. SFAS No. 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. SFAS No. 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for the Company’s business combinations on or after January 1, 2009.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115.” SFAS No. 159 is effective for the Company in the fiscal year beginning January 1, 2008. SFAS No. 159 permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. SFAS No. 159 became effective in the first quarter of fiscal 2008. The Company has not elected to apply the fair value option to any of its financial instruments that are presently accounted for at cost.

3.           Liquidity and Management’s Plans

The Company exited out of its development stage effective January 1, 2007.  From inception (September 17, 2003) through December 31, 2006, the Company was in its development stage and, therefore, was principally engaged in software development, marketing and capital acquisition activities.

During the years ended December 31, 2008 and 2007, the Company was engaged in significant advertising and marketing activities directed at generating interest in its fully developed products. During these periods, the Company incurred net operating losses of $(3,482,777) and $(3,975,649), respectively.

CEELOX, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3.           Liquidity and Management’s Plans (continued)

For the nine month periods ending September 30, 2009 and 2008, the Company incurred losses of $(1,287,513) and $(2,638,514) respectively.

The Company continues to be dependent upon cash receipts from the sale of common stock to third parties and the funding from a related party. However, remaining cash reserves from these activities are insufficient to sustain the Company’s operations until substantial revenue production can be achieved, which is not currently projected for the near term. As a result, management curtailed operating activities, and minimized cash outflows during the year ended December 31, 2008 and the nine months ended September 30, 2009.  Management’s plans to sustain its operations rely on the continuing financial support from the related party and the sale of common stock in private placement or public transactions. There can be no assurances that the affiliate will continue to fund the working capital requirements of the Company or that the sale of common stock in private or public placement transactions will result in sufficient cash to fund operations at current levels, if any. Management also plans to continue its aggressive marketing efforts related to its completed software products during the next twelve months. While current projections reflect positive growth during 2010, projections by their nature require significant hypothetical assumptions and results could be materially different.

As more fully discussed in Note 6, the Company granted CIP, LLC, a related party, an exclusive, fully paid-up, royalty-free, irrevocable, perpetual, worldwide, transferable, assignable license, with the right to sublicense in and to all of Ceelox’s intellectual property. Additionally and in connection with the License Agreement, the Company entered into a Software Services Agreement with CIP, LLC, whereby CIP, LLC agreed to pay Ceelox’s costs associated with marketing its products and maintaining and developing Ceelox’s products based on its biweekly cash burn rate, net of sales collections.  Any amout of revenues in excess of expenses generated by Ceelox would be for the benefit of CIP, LLC. Either party could terminate the agreement whereby the intellectual property assigned to CIP, LLC would revert back to the Company in consideration of all previous monies advanced to Ceelox plus reassignment consideration, (approximately $5.2 million at September 30, 2009).  Pursuant to a Reacquisition Agreement entered into on February 12, 2010, Ceelox will reacquire all of the rights to its intellectual property granted pursuant to the License Agreement in exchange for the issuance of 10,271,203 shares of Nicaragua’s common stock to CIP, LLC at such time as CIP, LLC determines in its sole discretion that adequate financing to support the Company’s business will be obtained from an unrelated third party.  The Company cannot assure that they will be able to secure adequate financing to support our future business, or that if do secure what the Company  believes to be adequate funding, CIP, LLC may not believe in its sole discretion that any such funding will be adequate to support our business plan.  If Ceelox does not reacquire its rights to the intellectual property covered by the License Agreement, CIP, LLC could in the future determine to exploit the Company’s technology without having to pay Ceelox any royalties on any revenues they generate.

4.           Property and Equipment

Property and equipment, net consist of the following at December 31, 2008 and 2007:
	2008	2007
Office equipment and furniture	$116,116	$111,653
Less: Accumulated depreciation	82,134	59,271
Property and equipment, net	$33,982	$52,382

Depreciation expense for the nine months ended September 30, 2009 and 2008 amounted to $15,811 and $17,147; and for the years ended December 31, 2008 and 2007 amounted to $22,863 and $21,233, respectively.

5.           Software Development Costs, Patents, and Trademarks

Software development costs, patents, and trademarks consist of the following as of December 31, 2008 and 2007:
	2008	2007
Software development costs	$153,685	$153,685
Patents and trademarks	162,471	150,310
	316,156	303,995
Less: Accumulated amortization	171,752	129,915

Software development costs, patents, and trademarks, net	$144,404	$174,080

Amortization expense for the months ended September 30, 2009 and 2008 amounted to $21,264 and $31,378; and for the years ended December 31, 2008 and 2007 amounted to $41,837 and $58,581, respectively.

CEELOX, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.   Advances to Related Party

On July 20, 2007 the Company granted a related party an exclusive, fully paid-up, royalty-free, irrevocable, perpetual, worldwide, transferable, assignable, license, with the right to sublicense in and to all the Companies intellectual property (the “License Agreement”). The License Agreement was effective immediately and continues indefinitely, unless and until terminated by mutual agreement.  Additionally and in connection with this agreement, the Company entered into a Software Services Agreement with the related party where by they agreed to pay Ceelox costs associated with marketing its products and maintaining and developing our products based on our biweekly cash burn rate, net of sales collections.

The agreements contain a provision allowing for the reassignment of the intellectual property back to the Company at both the option of the Company and the affiliate, each option independent of the other. Under these options the Company may reacquire all its rights granted in the exclusive license agreement above for an amount equal to the total costs paid under this agreement plus 25 percent in cash or in common equity at a conversion rate of $0.05625 ("reassignment consideration").   It is the intention of both parties to terminate the above agreements at such time that adequate financing is obtained from an unrelated third party and accordingly, payments received pursuant to the above agreements have been recorded as a liability.  See Note 3 for discussion of the February 12, 2010 modification.

During the years ended December 31, 2008 and 2007, the Company received advances under this agreement of $2,632,185 and $1,060,778, respectively. Interest accrued under the reassignment consideration provision for the years ended December 31, 2008 and 2007 amounted to $658,047 and $265,195, respectively.

Total advances including accrued interest, amounted to $4,616,205 and $1,325,973 as of December 31, 2008 and 2007, respectively.

During the nine months ended September 30, 2009 and 2008, the Company received advances under this agreement of $466,873 and $1,982,923, respectively. Interest accrued under the reassignment consideration provision for the nine months ended September 30, 2009 and 2008 amounted to $116,718 and $495,731, respectively.

7.   Convertible Notes Payable, Related Party

On August 17, 2005, the Company entered into an 8%, $500,000 convertible note payable with a related party. The instrument provided for an optional conversion feature wherein the related party, on or prior to February 16, 2006 (the original maturity date), may convert the note into 2,500,000 shares of common stock and warrants to purchase 2,500,000 shares of common stock over a five year term at an exercise price of  $0.50. The proceeds from this arrangement were allocated among their financial instruments provided to the affiliate in relation to their relative estimated fair values. As a result of this allocation, a debt discount arose and was amortized on an effective interest method over term of the arrangement.  As additional consideration for entering into the financing arrangement, the Company granted the related party 1,090,000 shares of common stock, and warrants to purchase 3,000,000 shares of common stock at $0.50 per share for a period of five years. The fair value of the common stock and warrants to issue common stock were deemed to be additional financing fees of $545,000 and amortized over the term of the agreement.

On June 16, 2006, the Company entered into a forbearance and modification agreement with the lender. The agreement extended the maturity due date from February 16, 2006 to December 31, 2006 and increased the borrowing capacity on the line of credit from $500,000 to $1,500,000. Under this agreement, the instrument was convertible into common stock at a conversion rate of $0.15. As additional consideration for entering into the forbearance and modification agreement, the Company granted the lender an additional 2,180,000 shares of common stock, and warrants to purchase 6,000,000 shares of common stock at $0.50 per share for a period of five years which resulted in deferred finance fees of $1,738,000. In addition, the Company issued 655,536 shares of common stock and warrants to purchase 1,804,230 shares of common stock at $0.40 per share for a period of five years under an oral modification to the line of credit agreement related to the additional principal borrowings in excess of the previous modification.  The fair value of the common stock and warrants to purchase common stock was recorded as deferred financing fees in the amount of $1,870,430 and was fully expensed at December 31, 2006.

CEELOX, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7.    Convertible Notes Payable, Related Party (continued)

On June 16, 2007, the Company entered into a forbearance and modification agreement with the lender. The agreement extended the maturity due date from December 31, 2006 to December 31, 2007 and increased the borrowing capacity on the line of credit from $1,500,000 to $3,500,000. Additionally, the exercise price of all warrants issued in connection with the financing facility, past and present, was reduced from $0.50 to $0.40 and as additional consideration for entering into the forbearance and modification agreement, the Company granted the lender an additional 4,360,000 shares of common stock, and warrants to purchase 12,000,000 shares of common stock at $0.40 per share for a period of five years. The fair value of the common stock and warrants to purchase common stock was recorded as deferred financing fees of $867,128 and  is being amortized on the straight-line method over the term of the agreement.  Resulting from this forbearance and modification agreement, the Company recognized additional financing fees of $24,653 resulting from the adjustment to the strike price of all warrants previously issued in connection with this arrangement.

The Company applied the guidance in EITF 98-14 Debtor’s Accounting for Changes in Line-of-Credit or Revolving Debt Arrangements to the above modification of the debt facility. Accordingly, the fair value of the common stock and warrants to issue common stock were deemed to be financing fees and attributable to the incremental borrowing capacity of the new agreements. The fair value of the common stock and warrants to purchase common stock were recorded as deferred financing fees and are being amortized on the straight-line method over the term of the respective agreement. Amortization expense was accelerated at the time of the debt conversion and the deferred financing fees were fully expensed at the time of conversion.  Amortization expense for the years ended December 31, 2008 and 2007 amounted to $0.00 and $891,781, respectively.

On June 21, 2007, upon notification from the lender, the Company converted $3,133,764 of the $3,436,193 then outstanding line-of-credit advances, including accrued interest, into 20,891,758 shares of common stock and issued 20,891,758 warrants to purchase common stock at $0.40 for a period of five years.

Convertible notes payable due to related party consisted of the following:

	Principal	Accrued Interest	Balance
Balance January 1, 2007	$2,069,363	$111,137	$2,180,500
Advances through conversion	1,154,078	101,615	1,255,693
June 21, 2007 conversion	(2,922,736)	(211,028)	(3,133,764)

Balance after conversion	300,705	1,724	302,429
Interest accrued December 31, 2007		13,207	13,207
Balance December 31, 2007	300,705	14,931	315,636
Interest accrued December 31, 2008		26,651	26,651
Balance December 31, 2008	300,705	41,582	342,287
Interest accrued September 30, 2009		21,334	21,334
Balance September 30, 2009	$300,705	$62,916	$363,621

The Company is in default of the agreement for convertible notes payable due to related party.  Interest expense for the nine months ended September 30, 2009 and 2008 amounted to $21,334 and $19,747 respectively. Interest expense for the years ended December 31, 2008 and 2007 amounted to $26,651 and $114,822, respectively.

CEELOX, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8.           Convertible Notes Payable – Bridge Loan

In August of 2009 the Company entered in to a convertible note subscription agreement with certain accredited investors. The offering was for $1.5 million in convertible notes and class B common stock purchase warrants.

The notes are due and payable upon the earlier of:

1. Two years from the date of issuance
2. The date of completion, by the Company, of a transaction pursuant to which it becomes a majority-owned subsidiary of a publicly-traded company along with a simultaneous financing in the minimum amount of $1,500,000 (for purposes hereof this shall be referred to as a “Reverse Merger”), or
3. The date on which the Company is acquired in a non-Reverse Merger transaction whereby a non-affiliated third-party acquires 50% or more of the Company’s capital stock (“Third-Party Acquisition”).

The notes are convertible, at the holder’s option, into the Company’s Class B Common Stock or in connection with a Reverse Merger such public company’s common stock in accordance with the following terms:

1. Upon completion by the Company of a Reverse Merger and financing in the minimum amount of $1,500,000 the conversion price of the Notes shall be equal to the price of the securities sold in connection with such Reverse Merger and the Notes shall convert at the holder’s option into shares of the public company at such offering price,
2. Upon completion of either: (a) a Third-Party Acquisition, (b) a Reverse Merger without a financing, or (c) a Reverse Merger with a financing in an amount less than $1,500,000, then the conversion price of the Notes shall be $0.09 per share, or
3. If, after twelve months from the date of issuance, the Company does not complete a transaction described in 1 or 2 above, the conversion price shall be at the option of the holder, either:
a. $0.06 per share of the Company’s Class B Common Stock, or
b. At a price equal to any other securities sold by the Company prior to the conversion of the Notes.

Purchasers in this offering are granted warrants to purchase that number of shares of Common Stock equal to the principal amount of their Note divided by the applicable conversion price of the Notes as described above and the exercise price per share shall be equal to the conversion price of the Notes.

The Company had issued $100,000 of notes under this subscription agreement through September 30, 2009 and an additional $529,715 through January 15, 2010. The Company determined that, based upon the contractual terms of the agreement, the maximum number of warrants to be issued would be 1,666,667 and has calculated a discount in the amount of $9,780 and is amortizing this amount on a straight line basis over the term of the agreement.

CEELOX, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. Stockholders’ Deficit

Change in Authorized Shares: Effective July 11, 2007, the Company amended its articles of incorporation to increase the number of authorized shares from 100,000,000 to 250,000,000.

Warrants: The following table summarizes the activity related to warrants for the period from January 1, 2007 through September 30, 2009:
Warrants
January 1, 2007	10,852,730
Granted	38,541,758
Exercised
Cancelled or expired
December 31, 2007	49,384,488
Granted
Exercised
Cancelled or expired
December 31, 2008	49,384,488
Granted
Exercised
Cancelled or expired	(38,500)
September 30, 2009	49,345,988
Exercisable at
September 30, 2009	49,345,988

The warrants expire at various dates ranging from May 18, 2010 through December 31, 2014 and have an average exercise price of $0.395.

Conversion of put liability
On June 15, 2007 holders of a written put option executed their option to convert the put into common shares pursuant to the terms of the put agreement. The Company issued 30,000,000 shares of common stock and 5,000,000 warrants to purchase common shares at a price of .40 per share for a period of 5 years.

Note payable conversion
On June 21, 2007 the holder of convertible notes payable executed their conversion option under the terms of the agreement. The Company issued 20,891,758 shares of common stock to the holder of $3,133,764 of convertible notes payable.

10.         Stockholders’ Deficit

Sale of common stock through subscription
During the twelve months ended December 31, 2007, the Company sold 6,285,714 shares of common stock at a price of $0.07 per share for total proceeds of $440,000. Common stock was offered through a subscription to accredited investors and affiliates.

During May, June and July of 2009, pursuant to a Stock Subscription Agreement, the Company issued 7,777,778 shares of common stock for proceeds of $350,000.

Issuance of common stock for services
In 2007, the Company entered into a 1 year agreement with The Ashcroft Group to provide marketing services and participation on the Company's advisory board.  In consideration of such services, the Company pays a monthly fee as defined in the agreement.  In addition, the Company issued 1,000,000 shares of common stock and warrants to purchase 500,000 shares of common stock at $0.175 which expire 3 years from the date of issuance. The Company issued 750,000 and 250,000 shares of common stock in 2007 and 2008, respectively.  The value of the stock and warrants issued under this agreement aggregated approximately $159,000.  See Note 16 for the Ashcroft renewal discussion.

CEELOX, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

10.         Stockholders’ Deficit (continued)

During 2008, the Company entered into an agreement with a consultant for advisory and investment banking services. For consideration of the services the Company issued 1,000,000 shares of common stock which was valued at $10,000.

Business Development Services
During 2009, the Company entered into an agreement for business development services.  As compensation for these services, the Company issued 1,000,000 shares of common stock to this entity and issued 100,000 shares to an affiliate of this entity. The value of the shares issued under these agreements aggregated $49,500.

11.   Income Taxes

Income tax benefit resulting from applying statutory rates in jurisdictions in which we are taxed (Federal and State of Florida) differs from the income tax provision (benefit) in our financial statements. The following table reflects the reconciliation for the years ended December 31 2008 and 2007:

	Year ended December 31
	2008	2007
Benefit at federal and state statutory	(34)%	(34)%
rate

Change in valuation allowance	34%	34%
Effective tax rate	0%	0%

Deferred income taxes arise from temporary differences in the recognition of certain items for income tax and financial reporting purposes. The approximate tax effects of significant temporary differences which comprise the deferred tax assets and liabilities are as follows:

	December 31
	2008	2007
Net operating loss carry forward	$4,866,000	$3,742,000
Property and equipment	(4,000)	(7,000)
Compensation arising from share-	310,000	263,000
based payment
Amortization of intangible assets	(1,000)	(11,000)

Valuation allowance	(5,171,000)	(3,987,000)
Net deferred tax assets (liabilities)	-	-

As of December 31, 2008, we have $14,311,000 in net operating loss carry forward that, subject to limitation, may be available in future tax years to offset taxable income.  The net operating loss carry forwards expire through 2028.

The amount of income taxes and related income tax positions taken are subject to audits by federal and state tax authorities. As of December 31, 2008, the Company’s most recently filed income tax return dates are as of December 31, 2007, and generally three years of income tax returns commencing with that date are subject to audit by these authorities. Our estimate of the potential outcome of any uncertain tax positions is subject to management’s assessment of relevant risks, facts, and circumstances existing at that time, pursuant to Financial Interpretation No. 48,  Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109  (“FIN 48”). FIN 48 requires a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company’s policy is to record a liability for the difference between the benefit recognized and measured pursuant to FIN 48 and tax position taken or expected to be taken on the tax return. Then, to the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The Company reports tax-related interest and penalties as a component of income tax expense. During the periods reported, management of the Company has concluded that no significant tax position requires recognition under FIN 48.

CEELOAX, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

12.   Equity Incentive and Stock Based Compensation Plan

Stock Option Plans

The Company has one stock option plan under which grants are currently outstanding: the 2007 Stock Option Plan (the Plan”). Grants under the Plan typically have a requisite service period of 36 months, have straight-line or graded vesting schedules and expire not more than ten years from date of grant.

The Plan was approved by the board on January 2, 2007. The Plan provides for the issuance of various types of incentive awards. The Board of Directors reserved 15% of the fully diluted outstanding shares in January 2007 for issuance under this plan.

As of December 31, 2008, 10,682,272 shares of the 30,958,655 shares approved under the Plan remain available for grant. The Plan is Ceelox Inc.’s only plan for providing stock-based incentive compensation to eligible employees, executive officers and non-employee directors and consultants.

General Stock Option Information

The following table summarizes stock option activity under 2007 Plan for the years ended December 31, 2008 and 2007, and the nine months ended September 30, 2009 information regarding stock options outstanding, exercisable, and vested and expected to vest as of December 31, 2008.

	Number of	Weighted Average	Weighted Average
	Options	Exercise Price	Contractual Term

Outstanding at January 1, 2007	20,000	$0.75	4.04 years
Granted	1,356,023	$0.19	3.49 years
Exercised
Cancelled/Forfeited	(834,996)	$0.18	0.00 years
Outstanding at December 31, 2007	541,027	$0.22	8.85 years
Granted	19,936,270	$0.02	4.60 years
Exercised
Cancelled/Forfeited	(418,180)	$0.18	0.00 years
Outstanding at December 31, 2008	20,059,117	$0.03	4.65 years
Granted
Exercised
Cancelled/Forfeited	(1,165,950)	$0.18
Outstanding at September 30, 2009	18,893,167	$0.03	4.65 years

		Weighted
		Average Life	Weighted Average	Options	Weighted Average
Range of Exercise Prices	Options O/S	(Years)	Price	Exercisable	Price

0.01 – 0.045	19,335,467	4.56	0.022	-	-
0.07 – 0.175	660,050	7.46	0.120	181,376	0.172
0.450 – 0.750	63,600	4.15	0.660	57,900	0.652

As of September 30, 2009 and December 31, 2008, there was $230,319 and $293,518 of total unrecognized compensation cost, net of expected forfeitures, related to unvested stock-based compensation arrangements granted under the stock option plans. That cost is expected to be recognized over a weighted-average period of 3 years and 3.5 years. The total fair value of options exercisable at December 31, 2008 and 2007 was $68,976 and $40,738 respectively.

CEELOX, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

13.   Equity Incentive and Stock Based Compensation Plan (continued)

Stock-Based Compensation

During the years ended December 31, 2008 and 2007, Ceelox Inc. granted 19,936,270 and 1,356,023 stock options, respectively, with an estimated total grant-date fair value of $304,890 and $103,394, respectively. During the years ended December 31, 2008 and 2007, Ceelox Inc. recorded stock-based compensation related to stock options of $138,015 and $136,553, respectively and $112,698 and $116,949 for the nine months ended September 30, 2009 and 2008, respectively.

Valuation Assumptions

Ceelox Inc. estimates the fair value of stock options using the lattice model. The lattice model determines the fair value of stock-based compensation and is affected by Ceelox Inc.’ stock price on the date of the grant as well as assumptions regarding a number of highly complex and subjective variables. These variables include expected volatility, expected dividend rate, suboptimal exercise behaviors, estimated post vesting forfeiture rate and expected risk-free rate of return. The assumptions for expected volatility and estimated post vesting forfeiture rate are the two assumptions that significantly affect the grant date fair value. If actual results differ significantly from these estimates, stock-based compensation expense and Ceelox Inc.’ results of operations could be materially impacted.

The fair value of stock awards is estimated as of the grant date using the lattice option-pricing model assuming a dividend yield of 0% and the additional weighted-average assumptions as listed in the following tables:

Years Ended
	2008	2007

Stock Option Plans
Expected stock price volatility	50%	50%
Risk free interest rate	1.94% -2.82%	3.89% - 5.00%
Expected term (in years)	1-2	1-2
Weighted-average fair value of stock options granted	$0.02	$0.08

14.   Commitments and Contingencies

Lease Obligations

The Company leases the corporate office facility under a non-cancelable operating lease that commenced in May of 2008 and expires May of 2009.  Minimum lease payments through the expiration date amount to $10,500.  Rent expense for the years ended December 31, 2008 and 2007 was approximately $96,000 and $109,000, respectively.  The lease was extended to December 31, 2009 and is currently under renegotiation.

Employment agreements

In April 2008, the Company signed employment agreements with two officers.  The agreements are for a period of 5 years.  The base salary is $150,000 and $150,000, respectively.   The employees were also granted stock options to purchase 12,630,000 and 5,750,000 shares, respectively.

15.   Concentrations

For the years ended December 31, 2008 and 2007, the Company had sales to five major customers of approximately $66,406 and $67,331, or 82% and 50% of revenue for 2008 and 2007, respectively.  Accounts receivable from these major customers at December 31, 2008 and 2007 was approximately $487 and $22,503, respectively.

CEELOX, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

16.         Subsequent Events

Nicaragua-Ceelox Share Exchange

On February 12, 2010 (the “Merger Date”) , pursuant to the share exchange agreement between Ceelox, certain shareholders of Ceelox, Nicaragua Rising Inc. (“Nicaragua Rising”) and Nicaragua Rising's majority shareholder, Nicaragua Rising exchanged 1 share of Nicaragua Rising common stock for every 9 shares of Ceelox common stock (the “Merger”).  As a result of the Merger, Ceelox became a majority-owned subsidiary of Nicaragua Rising.

On November 5, 2009, the majority beneficial shareholder of Ceelox acquired 98.5% of the issued and outstanding common stock of Nicaragua Rising for aggregate consideration of $335,000.  Accordingly, the Merger involved the exchange of shares between companies under common control, which is treated similar to the pooling of interests method of accounting for business combinations.  The net assets of Ceelox and Nicaragua Rising will be combined at their respective net asset value at the date common control was established, November 5, 2009, and no goodwill will be recorded as a result of the Merger.

The historical financial statements of Ceelox for periods prior to this transaction are considered to be the historical financial statements of the combined entities as the substance of the transaction is a reverse merger or recapitalization of Ceelox with and into a shell company, Nicaragua Rising.  Ceelox is the accounting acquirer as its shareholders obtained control of the combined entities as a result of the Merger.

Issuance of Additional Employee Options

On October 14, 2009 the Company granted stock options to purchase the Company’s common stock to certain of its employees pursuant to terms of its Employee Stock Option Plan. The aggregate number of options granted was 700,000.

Services Agreement

On October 1, 2009 the company renewed its services agreement for an additional year with The Ashcroft Group as an advisor company with certain modifications. The services include supporting software marketing and sales opportunities with commercial and government accounts; advise the Company on government regulation and security requirements; endorsement of the Company’s security products; and advise and assist the Company in identifying and securing financing.

In consideration of such services described above, Company will pay to The Ashcroft Group an amount of $20,000 each calendar quarter.  In addition, Company will issue a warrant to purchase 100,000 shares of Company common stock upon execution of this agreement. The warrant will be a three-year warrant, exercisable at a price of $0.09.  The Company will also modify the exercise price of the previously issued warrant to purchase 500,000 shares of Company common stock to $0.09 and extended the term to September 30, 2012.  Company will also pay a commission to The Ashcroft Group in an amount equal to 5.0% of the gross collected revenue from opportunities resulting from this agreement.  Finally the Company further agrees to compensate The Ashcroft Group for assisting Company identifying financing between 1percent and 5 percent depending upon the amount of financing secured.

Investment Banking Agreement

In July 2009, the Company entered into an agreement with a firm for investment banking and financial advisory services. As consideration for these services, pursuant to the Agreement, the Company (i)in partial consideration for all Advisory Services to be rendered under the Agreement, the Company shall issue the firm 12,079,172 shares of common stock on October 15, 2009 (ii)a non refundable due diligence review fee of $45,000 and 12 consecutive monthly payments of $15,000 (iii)an advisory fee of 7% of the total gross consideration of cash, equity, debt or property attributed to a business combination or any financing obtained through the advisory firm.

The agreement includes a $200,000 break up fee which would be payable upon the Company terminating the agreement or entering into a merger agreement without written consent of the advisory firm and reimbursement of reasonable expenses. Either the Company or the advisory firm can terminate the Agreement at any time upon 30 days prior written notice to the other party after the two month anniversary of the Agreement. At that time, all compensation earned through the date of termination would be due.

CEELOX, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

16.         Subsequent Events (continued)

Consulting Agreement

On February 1, 2010 the Company entered into an agreement with a consultant to perform such investor relations, public relations and other similar services as may be reasonably requested by Ceelox.  Such services may include, but shall not be limited to: (i) the introduction and implementation of marketing programs and other resources to Ceelox, (ii) the identification of capable individuals who may be considered as potential board members and/or officers of Ceelox and (iii) the identification and pursuit of strategic alliances for Ceelox.  In consideration of services performed and to be performed by Consultant, Ceelox shall deliver the following to Consultant: (i) 500,000 shares of Ceelox common stock and (ii) an option to purchase 1,250,000 shares of Ceelox common stock with an exercise price of $.11 per share and a five (5) year term.  Such option shall be in such form and subject to such terms and conditions as are typical in stock options of similar nature and size.

Retained Search Agreement

On February 1, 2010 the Company engaged a retained executive search firm.  Terms are consistent with such terms and conditions that are typical of such agreements.  The Company agreed to a fee for service that is a cash and stock amount equal to a percentage of the hired executive’s first year on target earnings with a minimum total fee of $100,000.  Half of the fee will be paid in cash and half will be paid in the form of an immediate stock grant of 625,000 shares of the Company’s Class B Common stock which was due on signing.  The Company does not expect the fee to exceed $100,000.

Warrant Cancellation and Reissue for Financing Fees

On February 12, 2010, as an inducement to continue funding its working capital requirements, the Company entered into an agreement with a related party lender to cancel all existing warrants held by the lender and to reissue the same with a term of five years at a price of $0.40 per share.